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Exhibit 99 to Form 8-K
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FOR IMMEDIATE RELEASE:                                                      NEWS
June 1, 2000                                                         Nasdaq-ACTT


                        ACT TELECONFERENCING ANNOUNCES
                    CLOSING OF $4 MILLION EQUITY FINANCING

DENVER, Colo. -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced it has sold 800,000 shares of its common stock to institutional investors through John G. Kinnard and Company, the placement agent for the sale. The common stock was purchased at a negotiated price of $4 million in gross proceeds.

"The $4 million in new equity capital will enable us to continue to pursue our growth plans and advance our new product development efforts, particularly in the area of Internet telephony conferencing," said ACT Chairman Gerald D. Van Eeckhout. "The teleconferencing arena continues to present substantial new opportunities for our Company, and we will remain aggressively focused on growing our revenues and increasing our profits. We are also very pleased to bring in additional institutions to our shareholder base."

ACT recently reported the continuation of improving financial results with first quarter operating income growth of 273% compared to the first quarter last year.

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to multinational corporations worldwide. The Company's operations have grown from the original single location in Denver to 11 operations centers and 13 sales offices in 9 countries. ACT's headquarters are located in Denver with sales and operations centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Sydney and Adelaide. The Company's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors.

                                   CONTACTS:
ACT Teleconferencing, Inc.                       Pfeiffer Public Relations, Inc.
Gavin Thomson, Chief Financial Officer               KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                Ph: 303/393-7044